Exhibit 99.1

William G. Walters Joins ParkerVision Board of Directors

Jacksonville, Florida, October 29, 2026 -- ParkerVision, Inc. (OTCQB: PRKR), announced today that it has appointed Mr. William G. Walters as a Class II director to fill a vacancy on the company’s board of directors created by an expansion of the ParkerVision board from four to five members.

Mr. Walters is retired from an investment banking career where he focused on micro and small cap companies, raising over $3 billion, including multiple IPOs for companies that include Cheyenne Software, Take Two Interactive and Universal Display.  Mr. Walters holds a Bachelor of Science in Economics from the Wharton School at the University of Pennsylvania and a certificate from Harvard Business School's Owner/President Management (OPM) program.  He remains an active investor in early stage companies.

“We are excited to have Billy join our Board,” stated Jeffrey Parker, CEO of ParkerVision.  “Billy's background in supporting micro and small cap companies, along with his in-depth knowledge of ParkerVision’s history, its business objectives and challenges, brings a unique perspective to our Board.  We look forward to his contribution as we continue to explore future opportunities.”

About ParkerVision

ParkerVision, Inc. invents, develops and licenses cutting-edge, proprietary radio-frequency (RF) technologies that enable wireless solution providers to make and sell advanced wireless communication products.  ParkerVision is engaged in a number of patent enforcement actions in the U.S. to protect patented rights that it believes are broadly infringed by others.  For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  All statements, other than statements of historical fact, included or incorporated in this press release are forward-looking statements.  The Company does not guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company's forward-looking statements.

Forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements.  There are a number of important factors that could cause the Company's actual results to differ materially from those indicated or implied by its forward-looking statements, including those important factors set forth under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2025 and disclosures in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Securities and Exchange Commission.  Although the Company may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statement and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact:

Cindy French                                                       Tony Vignieri

Chief Financial Officer                                        Communications Director